Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

TREEHOUSE FOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

TO:	All TreeHouse Employees
FROM:	Steve Oakland
SUBJECT:	Investor Update
DATE:	February 10, 2021

Dear Colleagues:

As some of you may have seen, one of our investors, JANA Partners, today made some public comments about our business and what JANA believes is the best path forward for TreeHouse. They also nominated three candidates to our Board of Directors.

Our team has made tremendous progress in continuing to adapt and perform well during these challenging times. I’m proud of your hard work and how it has contributed to our success. Our relentless focus on driving operational and commercial excellence over the last several years has enhanced our ability to serve our customers and built a foundation from which we believe we can drive meaningful value for all our stakeholders.

Our Board respects the right of stockholders to nominate directors and is committed to delivering value to stockholders. To provide some context, it’s not unusual for a stockholder to publicly comment on corporate strategy. Our Board and management frequently engage with stockholders and held multiple conversations with JANA. JANA expressed support for the actions we’ve taken to drive growth and profitability and highlighted our strong position as a leader in private label, our progress in driving improved operating performance and cash flow, as well as the value creation opportunity that our acquisition of Riviana represents.

We value those constructive discussions as an opportunity to help stockholders better understand the work we are doing as a company, and these conversations give us the chance to hear their insights on how we can further enhance our performance and value.

It’s important for all of us to remain focused on meeting the needs of our customers, despite any media attention JANA’s public statements may generate.

If you receive any external inquiries from media, please route them to Jackie Neville (Jackie.Neville@treehousefoods.com) per our media response protocol. Any questions from customers should be routed to Kevin Jackson (Kevin.Jackson@treehousefoods.com) for response.

Stay well and stay focused,

Steve Oakland

TreeHouse Foods, Inc. • 2021 Spring Road, Suite 600 • Oak Brook, IL 60523

ADDITIONAL INFORMATION

TreeHouse Foods, Inc. (“TreeHouse”) intends to file a proxy statement, together with a WHITE proxy card, with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). TreeHouse stockholders are urged to read the proxy statement, together with the WHITE proxy card, and other relevant documents filed or to be filed with the SEC when they become available because they contain or will contain important information. Investors will be able to get copies of the proxy statement and other documents (including the WHITE proxy card) filed with the SEC by TreeHouse for free at the SEC’s web site www.sec.gov. Copies of those documents will also be available free of charge through the “Investors” section of TreeHouse’s web site under Financials/SEC Filings at www.treehousefoods.com.

PARTICIPATION IN THE SOLICITATION

TreeHouse and its directors, executive officers and certain other employees may be deemed to be participants in the solicitation of proxies from TreeHouse’s stockholders in connection with the 2021 Annual Meeting. You can find information about TreeHouse’s directors and executive officers in TreeHouse’s definitive proxy statement for its 2020 annual meeting of stockholders, filed with the SEC on March 5, 2020, TreeHouse’s annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 13, 2020, TreeHouse’s current reports on Form 8-K filed with the SEC on November 24, 2020 and January 4, 2021 and on TreeHouse’s web site, www.treehousefoods.com, through the “Who We Are” and the “Leadership Team” and “Board of Directors” sections. Additional information regarding the ownership of TreeHouse securities by TreeHouse’s directors and executive officers is included in the Company’s SEC filings on Forms 3, 4, and 5. More detailed and updated information regarding the identity of potential participants in the solicitation of proxies, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other relevant documents to be filed by TreeHouse with the SEC in connection with the 2021 Annual Meeting. These documents and the other SEC filings described in this paragraph may be obtained free of charge on the SEC’s web site and on TreeHouse’s web site as described above under “Additional Information.”